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SECTION 403(b) ANNUITY ENDORSEMENT

MADE A PART OF THE CONTRACT TO WHICH IT IS ATTACHED ("THIS CONTRACT")

This Endorsement is attached to an annuity contract ("Contract") described in
Section 403(b) of the Internal Revenue Code of 1986 and applicable regulations ("IRC"). The Contract will be governed by this Endorsement and Section 403(b) annuity rules and any contrary provisions in the Contract are amended as follows. If the Section 403(b) arrangement ("Arrangement") in which you participate is subject to the requirements of the Employee Retirement Income Security Act of 1974 and applicable regulations ("ERISA,"), the provisions of
Section 10 below shall also apply.

OWNER AND ANNUITANT

1. The Owner must be either an organization described in IRC Section 403(b)(1)(A) ("Employer") or an employee of such an Employer. If the Owner is the Employer, the term ("Employee") will mean the individual for whose benefit the Employer established an annuity program under IRC Section 403(b). This Employee will be the Annuitant under the Contract. If the Owner is an Employee of the Employer, the Annuitant under the Contract will be that Employee.

     If this Contract is used to accept a rollover under IRC Sections 403(b)(8) or 408(d)(3) ("Rollover") or a nontaxable direct transfer from another Arrangement ("Direct Transfer"), the Owner will be the Employer or the individual for whose benefit the Section 403(b) program was established, who will also be the Annuitant.

     A Contingent Owner or a Joint Owner cannot be named.

NONTRANSFERABLE

2. The Employee's interest in this Contract is nontransferable within the meaning of IRC Section 401(g). This Contract may not be sold, assigned, discounted, or pledged as collateral for a loan and may not be alienated except under the terms of a qualified domestic relations order within the meaning of IRC Section 414(p) ("QDRO").

PURCHASE PAYMENTS

3. Purchase payments must be made by an Employer or an Employee, except in the case of a Rollover or a Direct Transfer.

     Purchase payments must not exceed the limits in IRC Sections 415 or 403(b), and if made under the terms of a salary reduction agreement ("Agreement") also will be limited as provided in IRC Section 402(g). Purchase payments in excess of such amounts may be distributed by The Lincoln National Life Insurance Company ("LL") as permitted by law.

     Minimum purchase payments will not exceed $200 annually under this Contract, except in the case of a Rollover or a Direct Transfer. LL may not surrender the Contract.

REQUIRED DISTRIBUTIONS

4.   The Contract account value will be distributed as required under IRC
     Section 403(b)(10) including the requirement that payments to persons other than the Employee are incidental.

     REQUIRED BEGINNING DATE: The term "Required Beginning Date" will mean the following:

     a)   For years beginning before 1997, "Required Beginning Date" means
          April I of the calendar year following the calendar year the Employee attains age 70 1/2. For an Employee who attains age 70 1/2 before January 1, 1988, OR FOR an Employee in a governmental plan or a church plan (as defined in IRC Section 401(a)(9)(C)), Required Beginning Date means April 1 of the calendar year following the later of (i) the calendar year the Employee attains age 70 1/2, or (ii) the calendar year the Employee retires.
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     b)   For years beginning in 1997 and after, "Required Beginning Date" means
          April 1 of the calendar year following the later of (i) the calendar year the Employee attains age 70 1/2, or (ii) the calendar year the Employee retires. Except in the case of a governmental plan or a church plans (as defined in IRC Section 401(a)(9)(C)), for an Employee who is a "five-percent owner" (as defined in IRC Section 416), "Required Beginning Date" means April I of the calendar year following the calendar year the Employee attains age 70 1/2.

DISTRIBUTIONS DURING EMPLOYEE'S LIFE: If required by Section 403(b)(10), the Employee's entire interest will be distributed by the Required Beginning Date, or will be distributed, beginning by the Required Beginning Date, over (a) the life of the Employee, or the lives of the Employee and the Employee"s designated beneficiary as defined in IRC Section 401(a)(9) ("Designated Beneficiary"), or
(b) a period certain not longer than the life expectancy of the Employee or the joint and last survivor expectancy of the Employee and the Designated Beneficiary.

If the Employee's interest is to be distributed over a period greater than one year, the amount to be distributed by December 31 of each year (including the year in which the Required Beginning Date occurs) will be governed by IRC
Section 401(a)(9) including the incidental death benefit requirement and Regulation 1.401(a)(g)-2 as required by IRC Section 403(b)(1G).

DISTRIBUTIONS AFTER EMPLOYEE'S DEATH: If the Employee dies on or after the Required Beginning Date (or after irrevocable annuity distributions have begun before the required beginning date), any remaining interest will be distributed at least as rapidly as under the distribution method in effect at the Employee's death.

If required by Section 403(b)(10) and if the Employee dies before the Required Beginning Date and an irrevocable annuity distribution has not begun, the entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Employee's death ("End of the Fifth Year"), except:

a) if the interest is payable to an individual who is the Designated Beneficiary, the Designated Beneficiary may elect to receive the entire interest over life or a period that is no longer than the life expectancy of the Designated Beneficiary, starting by December 31 of the calendar year immediately following the calendar year of the Employees death; or,

b) if the Designated Beneficiary is the Employee's surviving spouse ("Spousal Designated Beneficiary"), the surviving spouse may elect to receive the entire interest over life or any period no longer than life expectancy starting at any date on or before the later of:

i) December 31 of the calendar year immediately following the calendar year in which the Employee died; and

ii) December 31 of the calendar year in which the Employee would have attained age 70 1/2.

If the surviving spouse dies before distributions begin, the limitations of this Section (other than this paragraph (b)) will be applied as if the surviving spouse were the Employee.

An irrevocable election of the method of distribution by a Spousal Designated Beneficiary must be made by the earlier of End of the Fifth Year or the date distributions are required to begin under this paragraph (b). If no election is made, the entire interest will be distributed by the End of the Fifth Year.

An irrevocable election of the method of distribution by a non-spouse Designated Beneficiary must be made by December 31 of the calendar year immediately following the calendar year in which the employee died. If no election is made, the entire interest will be distributed by the End of the Fifth Year.

LIFE EXPECTANCY CALCULATIONS: Life expectancies will be calculated using the Employee's (and the Desig nated Beneficiarys) attained age as of the Employee's birthday (and the Designated Beneficiary's birthday) in the calendar year the Employee attains age 70 1/2. Life expectancies will be calculated in accordance with Federal tax requirements and will not be recalculated unless the Employee, or for distributions beginning after the Employee"s death, the Spousal Designated Beneficiary, makes an Election, prior to the date distributions are required to begin, to have life expectancies recalculated annually.


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ANNUITY OPTIONS AND WITHDRAWALS

5. All Annuity Payment Options ("Options") and Withdrawals under the Contract must meet the required distributions of Section 4, including the requirement that payments to persons other than the employee are incidental.

The amount of Annuity Payments will be based on unisex rates.

DISTRIBUTION OF SALARY REDUCTION CONTRIBUTIONS

6. Any contributions made after 1988, under an Agreement and the earnings on such contributions and on amounts held on December 31, 1988, may not be distributed unless the Employee has reached age 59 1/2, separated from service, died, become disabled (within the meaning of IRC Section 72(m)(7)) or incurred a hardship. Hardship distributions will be limited to contributions (not the earnings) made under an Agreement. Also, amounts may be distributed under the terms of a QDRO.

     Direct Transfers to another Arrangement may be made only as permitted by applicable law. Amounts subject to withdrawal restrictions under the IRC may only be transferred to an Arrangement with the same or stricter restrictions.

DISTRIBUTION OF CUSTODIAL ACCOUNT CONTRIBUTIONS

7. Purchase payments made by Direct Transfer which are subject to the withdrawal restrictions of IRC Section 403(b)(7)(A)(ii) and earnings on such payments will continue to be subject to the same legal restrictions.

NO LOANS

8.   You may not borrow any amount under the Contract.

DIRECT ROLLOVERS

9. The Employee, the Employee's spouse, or the Employee's spouse or former spouse, who is the alternate payee under a QDRO ("Distributee"), may elect to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan. This is called a direct rollover.

     An eligible rollover distribution ("Distribution") is any distribution unless it is:

a) one of a series of substantially equal periodic payments (made at least annually) for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee's Designated Beneficiary, or for a specified period of ten years or more;

b)   any required distribution under IRC Section 403(b)(10); or

c)   any part of a distribution that is not includible in income.

An eligible retirement plan is an IRC Section 403(b) annuity or an individual retirement plan as defined in IRC Section 7701(a)(37) ("IRA") that accepts Distributions. However, in the case of a Distribution to the surviving spouse, an eligible retirement plan is an IRA.

This Section 9 applies to all Distributions made after December 31, 1992.

ERISA REQUIREMENTS

10. If this Contract is subject to the requirements of ERISA, the following applies, but only to the extent consistent with your Employer's 403(b) plan.

     a) In the event of the Employee's death prior to the Annuity Date, the death benefit shall be paid to (i) the surviving spouse of the Employee in the form required by Section 205 of ERISA ("SECTION 205"), unless the spouse elects otherwise within the requirements of Section 205 ("Consent"), or (ii) if there is no surviving spouse, or if the surviving spouse has Consented or if ERISA permits, to the Designated Beneficiary under the Contract.

b) Unless ERISA permits, only Option (c) with no certain period is available to a married Employee, and the Joint Annuitant must be the Employee's spouse. A married Employee may elect another Option or designate another Joint Annuitant provided his or her spouse Consents, or if such election is permitted under ERISA. An unmarried
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     Employee will be deemed to have elected Option (a) with no period certain unless he or she makes a different Election.

c) Elections and Consents may be revoked as permitted by ERISA and must be in the form required by ERISA.

d) No partial or total withdrawal may be made without Consent of the Employee and the Employee's spouse, except to the extent not required by ERISA. Any withdrawal must be made as required by ERISA unless the Employee (and spouse, if any) makes an Election to receive the benefit in another form. Employer consent for partial or total withdrawals may also be required.

e) If the Employee's contract value is $3,500 or less as determined on the first day of the month preceding the Annuity Date, LL will pay the Contract value to the Employee on the Annuity Date in one lump sum as required by
     Section 205.

The Lincoln National Life Insurance Company

Gabriel L. Shaheen, President